Exhibit 4.31

THREE-PARTY SUPPLEMENTAL AGREEMENT

THIS THREE-PARTY SUPPLEMENTAL AGREEMENT (this “Agreement”) is entered into on December 31, 2012, by and among the parties as follows:

Party One: CHINA BAOAN GROUP CO., LTD.

Legal Representative: Chen Zhengli

Party Two: HENG FUNG INTERNATIONAL INVESTMENT CO., LTD.

Legal Representative: Zeng Guangsheng

Party Three: HENGAN PROPERTY DEVELOPMENT (SHENZHEN) LTD.

Legal Representative: Chen Taiquan

Party Four: SHENZHEN HENGJI PROPERTY MANAGEMENT CO., LTD.

Legal Representative: Chen Lizhu

(Collectively, “Party A”)

Party B: SHANGHAI GUILING INDUSTRIAL CO., LTD.

Legal Representative: Zhang Youjin

Party C: BEIJING SOUFUN NETWORK TECHNOLOGY CO., LTD.

Legal Representative: Mo Tianquan

WHEREAS:

1.	Party A and Party B entered into an equity transfer agreement and its supplemental agreement on August 12, 2012, and entered into a supplemental agreement on November 19, 2012 (the equity transfer agreement, the “ETA Main Agreement”; together with the supplemental agreement, the “Equity Transfer Agreements”).

2.	Party A, Party B and Party C agree to transfer all of Party B’s rights and obligations under the Equity Transfer Agreements to Party C upon the execution of this Agreement.

3.	As of December 31, 2012, Party A has received all the purchase price for the equity transfer in amount of RMB800 million (including RMB600 million deposited by Party C at the Jointly Managed Account as provided under Section 2). Party A agrees to transfer all the shares of Shanghai BaoAn Enterprise Co., Ltd., Shanghai BaoAn Hotel Co., Ltd., and Shanghai BaoAn Property Management Co., Ltd. (collectively, the “Targets”) according to Section 2 hereunder.

NOW, THEREFORE, all the parties hereby enter into the following agreement in respect of equity transfer and follow-up matters.

SECTION 1 All the parties unanimously agree and affirm that, upon the execution of this Agreement, all the rights and obligations of Party B under the Equity Transfer Agreements shall be transferred to Party C, after which Party C shall enjoy all the rights and bears all the obligations under the Equity Transfer Agreements and Party B shall cease to enjoy any such rights or bear any such obligations.

SECTION 2 As of the date of this Agreement, Party C has already deposited RMB600 million to a Renminbi account at China Construction Bank Shenzhen Branch jointly managed by Party A and Party C (the “Jointly Managed Account”). Upon the execution of this Agreement, Party C shall assist Party A in releasing the fund from the Jointly Managed Account and transferring it to the loan repayment account maintained for certain real property owned by the Targets (bank account No.: 4420 1501 1000 5641 4307; bank account name: CHINA BAOAN GROUP CO., LTD.) (“Loan Repayment Account”) to make mortgage payments as provided under Section 2.1. Party A and Party C shall simultaneously complete the following matters:

2.1	Party A shall deliver to Party C the original property ownership certificates held by CHINA BAOAN GROUP CO., LTD. and SHANGHAI BAOAN HOTEL CO., LTD., namely, Hu Fang Di Pu Zi (2011) No. 036565 (the current No.: Fang Di Pu Zi (2011) No. 056133), Hu Fang Di Pu Zi (2003) No. 106050, Hu Fang Di Pu Zi (2006) No. 051701, Hu Fang Di Pu Zi (2004) No. 117052 and Hu Fang Di Pu Zi (2004) No. 080097. If necessary, Party A shall cooperate with Party C in dealing with all the mortgage related matters.

2.2	Party A shall pass resolutions (by signature or seal) providing for the dismissal of the director(s), chairman and legal representative of the Targets, and shall simultaneously pass resolutions (by signature or seal) providing for the appointment of any person(s) desigated by Party C as the director(s), chairman, general manager, financial controller, and legal representative of the Targets.

2.3	Party A shall transfer to Party C the decision-making power and profit-earning rights with respect to the production, management and accounting of the Targets, together with the operation related certificates and seals, including without limitation, the approval certificates of the Targets (as applicable), business licenses, organization code certificates, real estate developer certificates (as applicable), property service (management) enterprise certificates, official seals, contract stamps, finance stamps and legal representative stamps of the Targets.

Party C shall bear all the responsibilities and risks in relation to the Targets upon receiving all such official seals of the Targets.

2.4	All the parties hereto shall procure the relevant companies to execute the following equity transfer agreements (by signature or seal) according to the laws and regulations and as required by the competent government authorities.

2.4.1	The transfer with respect to the equity interest held by Party A in Shanghai BaoAn Enterprise Co., Ltd.: Party One transfers 25% shares to Shanghai China Index Consultancy Co., Ltd., and Party Two transfers 75% shares to SouFun International Limited.

2.4.2	The transfer with respect to the equity interest held by Party A in Shanghai BaoAn Hotel Co., Ltd.: Party Three transfers 25% shares to Shanghai China Index Consultancy Co., Ltd., and Party Two transfers 75% shares to SouFun International Limited.

2.4.3	The transfer with respect to the equity interest held by Party A in Shanghai BaoAn Property Management Co., Ltd.: Party Three transfers 10% shares to China Index Consultancy Co., Ltd., and Party Four transfers 90% shares to Shanghai China Index Consultancy Co., Ltd.

SECTION 3 All the parties hereto unanimously agree and affirm that, within forty-five (45) business days upon the execution of this Agreement (“Transfer Period”), the parties shall transfer 100% shares of the Targets to the transferees as provided under Section 2.4. During the period from the execution of the specific equity transfer agreements through the completion of the relevant registration procedures of the equity transfers and changes with the industry and commerce authorities, Party C has the right to change the transferees. If Party C changes the transferees, the Transfer Period shall be recalculated from the date when Party C makes such changes in writing, and Party A shall unconditionally cooperate with such transferees to complete all the approval and registration procedures with the commerce authorities and industry and commerce authorities. For the avoidance of doubt, the Transfer Period shall include all the approval and registration procedures with the commerce authorities and industry and commerce authorities in connection with the equity transfer of the Targets.

SECTION 4 According to Section 2 hereunder, Party A shall transfer the fund from the Jointly Managed Account to the Loan Repayment Account to repay the bank facility on the mortgaged property, and remove the mortgage registration in connection with the mortgaged property within twelve (12) business days after such transfer, and cooperate with Party C in dealing with mortgage registration procedures.

SECTION 5 Party A hereby undertakes that all relevant taxes (including without limitation, deed tax, stamp tax, income tax and business tax) incurred during the equity transfer shall be borne by Party A.

SECTION 6 If the Transfer Period arrangement under Section 3 is breached for reasons attributable to Party A, Party A shall pay Party C liquidated damages in the amount of RMB0.2 million on a daily basis when overdue. If the Transfer Period is thirty (30) days overdue for reasons attributable to Party A, Party A shall pay Pary C liquidated damages in the amount of RMB50 million.

SECTION 7 Party A agrees to extend the date as provided under Section 5.1.3 of the ETA Main Agreement from June 30, 2012 to December 31, 2012.

SECTION 8 Except as otherwise specifically provided, all the parties hereby agree that all the provisions under the Equity Transfer Agreements are applicable to Party A and Party C. In case of conflict, this Agreement shall prevail. If this Agreement is silent, then the provisions in the Equity Transfer Agreements shall apply.

SECTION 9 Confidentiality. Party A, Party B and Party C shall hold the execution and the provisions of this Agreement in confidentiality, and may not disclose to any third party the provisions of this Agreement, except as required by relevant government or regulatory authorities, or accounting firms.

SECTION 10 This Agreement shall be effective upon the date of signatures by the legal representatives or the affixation of the seals of Party A, Party B and Party C.

SECTION 11 Party A and Party C shall apply for the relevant approval and registration procedures from the examination and approval authorities or industry and commerce authorities within fifteen (15) business days after the date of this Agreement. After the submission of applications, Party A and Party C may terminate this Agreement and the relevant equity transfer agreements if this transaction is not approved by the commerce authorities or industry and commerce authorities, in which case Party A shall return all the monies to Party C without any liability on either party.

SECTION 12 This Agreement is executed in eight (8) counterparts, with Party A holding four (4), Party B holding one (1), and Party C holding three (3) counterparts. Each counterpart has the same legal effect.

Party One: (Seal)

Legal and Authorized Representative:

Party Two: (Seal)

Legal and Authorized Representative:

Party Three: (Seal)

Legal and Authorized Representative:

Party Four: (Seal)

Legal and Authorized Representative:

Party B: (Seal)

Legal and Authorized Representative:

Party C: (Seal)

Legal and Authorized Representative: